Exhibit 99.1

For release: August 30, 2011	For further information contact: Steven R. Lewis, President & CEO David W. Gifford, CFO (330) 373-1221

First Place Receives Additional Nasdaq Notification

Warren, Ohio - First Place Financial Corp. (Nasdaq:FPFC) (the “Company”) announced today that it has received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for 30 consecutive business days, the Company’s common stock had not maintained a minimum bid price of $1.00 per share as required for continued listing by Nasdaq Marketplace Rule 5450(a)(1).  This notification has no effect on the listing of the Company’s common stock on the Nasdaq at this time.

In order to regain compliance, the Company must maintain a closing bid price of at least $1.00 per share for at least ten consecutive business days prior to February 21, 2012.

“We believe our stock price has been adversely impacted by the ongoing process of restating our consolidated financial statements for the fiscal years ended June 30, 2010 and 2009,” stated Steven R. Lewis, President and Chief Executive officer.  “We are making progress on our restatement and we look forward to getting our financial statements completed and filed, thus removing the uncertainty regarding our financial condition,” he concluded.

Nasdaq had previously notified the Company regarding noncompliance and possible delisting for failing to timely file financial reports due to the Company’s pending restatement.  However, on July 18, 2011, Nasdaq granted the Company an extension until November 10, 2011, to file with the Securities and Exchange Commission all of the reports that are delinquent as of that date, as well as the restated financial statements.

Forward-Looking Statements

When used in this press release, in future press releases or other public or shareholder communications, in filings with the SEC or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “ are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “should,” “may,” “will,” “plan,” or variations of such terms or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those indicated.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the market areas we conduct business, which could materially impact credit quality trends; changes in laws, regulations or policies of regulatory agencies; fluctuations in interest rates; demand for loans in the market areas we conduct business; and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc.  Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 22 loan production offices.  Wholly-owned subsidiaries of First Place Holdings, Inc. include First Place Insurance Agency, Ltd., and First Place Real Estate, Ltd.  First Place Holdings, Inc. also has a 75% interest in Title Works Agency, LLC.  Additional information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.